As filed with the Securities and Exchange Commission on March 18, 2014

Registration No. 333-194387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Mobile Games and Entertainment Group Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, PRC

(86) 20 8561-3455

(Address and telephone number of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036-8401

800-927-9800

(Name, address, and telephone number of agent for service)

Copies to:

David T. Zhang, Esq. Benjamin Su, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong (852) 3761-3318	David Roberts, Esq. O’Melveny & Myers LLP Yin Tai Centre Office Tower, 37th Floor No.2 Jianguomenwai Ave. Chao Yang District Beijing, PRC 100022 (86)10 6563 4209

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Class A Ordinary Shares, par value US$0.001 per share(1)(2)	US$115,028,198(3)	US$14,816(4)

(1)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-183539). Each American depositary share represents 14 Class A ordinary shares.
(2)	Includes ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(4)	US$14,816 was prevously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to file the Interactive Data File as Exhibit 101. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the face page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through dishonesty, fraud or their own willful neglect or default.

The registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of the registrant and its officers and directors.

ITEM 9.	EXHIBITS

The exhibits to this registration statement are listed on the Index to Exhibits to this registration statement, which Index to Exhibits is hereby incorporated by reference.

ITEM	10. UNDERTAKINGS

(A)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

(C)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on March 18, 2014.

China Mobile Games and Entertainment Group Limited

By:	/s/ Ken Jian Xiao
Name:	Ken Jian Xiao
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on March 18, 2014.

Signature	Title

*	Chairman of the Board
Name: Lijun Zhang

/s/ Hendrick Sin	Vice-chairman of the board
Name: Hendrick Sin

*	Vice-chairman of the board
Name: Yongchao Wang

*	Director and Chief Executive Officer
Name: Ken Jian Xiao

/s/ Ken Fei Fu Chang	Director and Chief Financial Officer
Name: Ken Fei Fu Chang

*	Director
Name: Estella Yi Kum Ng

*	Director
Name: Chen-Wen Tarn

*	Director
Name: David Ku

*	Director
Name: Joel Chang

*
Law Debenture Corporate Services Inc. Name: Amy Segler	Authorized U.S. Representative
Title: Service of Process Officer

*By:	/s/ Ken Fei Fu Chang
Name: Ken Fei Fu Chang
Attorney-in-fact

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INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.

4.1*	Registrant’s Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.1 of the Registrant’s registration statement on Form F-1, as amended, filed with the SEC (File No. 333-183423) on August 20, 2012).

4.2*	Registrant’s Specimen Certificate for ordinary shares (incorporated herein by reference to Exhibit 4.2 of the Registrant’s registration statement on Form F-1, as amended, filed with the SEC (File No. 333-183423) on August 20, 2012).

4.3*	Form of Deposit Agreement, among China Mobile Games and Entertainment Group Limited, the depositary and the owners and holders of the American Depositary Shares (incorporated herein by reference to Exhibit 4.3 of the Registrant’s registration statement on Form F-1, as amended, filed with the SEC (File No. 333- 183423) on August 20, 2012).

5.1*	Opinion of Maples and Calder regarding the validity of the securities being registered.

8.1*	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1).

8.2*	Opinion of Kirkland & Ellis LLP regarding certain U.S. federal tax matters.

8.3*	Opinion of Guantao Law Firm regarding certain PRC tax matters.

23.1*	Consent of Ernst & Young Hua Ming LLP, independent registered public accounting firm.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1).

23.3*	Consent of Kirkland & Ellis International LLP (included in Exhibit 8.2).

23.4*	Consent of Guantao Law Firm (included in Exhibit 8.3 and Exhibit 99.1).

23.5*	Consent of Analysys International.

24.1*	Power of attorney (included on signature page hereof).

99.1*	Opinion of Guantao Law Firm regarding certain PRC matters

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.

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